December 14, 2012

Telanetix, Inc.*

11201 SE 5th Street

Bellevue, WA 98004

Attention: President

Re: Payoff Letter

Dear Sir or Madam:

Reference hereby is made to (i) the Senior Secured Note, dated as of July 2, 2010 (as amended, supplemented or otherwise modified to date, the "EREF Note"), made by Telanetix, Inc a Delaware corporation (the "Company") in favor of EREF-TELA, LLC ("EREF"); (ii) the Senior Secured Note, dated as of July 2, 2010 (as amended, supplemented or otherwise modified to date, the "HCP Note"), made by the Company in favor of HCP-TELA, LLC ("HCP"); and (iii) the Senior Secured Note, dated July 2, 2010 (as amended, supplemented or otherwise modified to date, the "CBG Note"; together with the EREF Note and the HCP Note, the "Notes"), made by the Company in favor of CBG-TELA, LLC ("CBG"; together with EREF and HCP, the "Holders"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed in the Notes.

The Company has informed the Holders that on the Payoff Date (as hereinafter defined), the Company expect to repay in full all of its obligations and liabilities, and all of the obligations and liabilities of its Subsidiaries, to the Holders under and in respect of the Notes and the Security Documents (collectively, the "Obligations").

1.                  This letter will confirm that, upon:

(a)                receipt by the Persons listed on Annex I hereto of wire transfers of immediately available funds in the aggregate amount of $6,929,319.95 in accordance with the wire instructions listed on Annex I hereto, subject to adjustment as set forth in paragraph 1 of Annex I hereto (as so adjusted, the "Payoff Amount"),

(b)               receipt by the Collateral Agent of a fully executed counterpart of this letter agreement signed by the Company, and

(c)                receipt of the Persons listed on Annex I hereto of the promissory notes described thereon,

(the date on which all of the foregoing conditions shall first be satisfied herein called the "Payoff Date"), all of the Obligations shall be terminated and satisfied in full and the Notes and the Security Documents shall be terminated (other than those provisions therein that by their terms survive such termination). If the assumptions set forth with respect to the calculation of the principal, interest and/or fee component of the Payoff Amount are not correct, the Collateral Agent will notify the Company in writing before the Payoff Date of the appropriate changes in the amounts of principal, interest and fees, and such adjusted amounts shall be required to be paid hereunder.

2.            The Company:

(a)                acknowledges and agrees that:

(i)                 the amounts referred to in Section 1 above are enforceable obligations of the Company payable to the Holders pursuant to the provisions of the Notes and the Security Documents without any deduction, offset, defense or counterclaim;

(ii)               prior to the Payoff Date, nothing contained herein shall constitute a waiver of any Default or Event of Default or of the Collateral Agent's and the Holders' rights and remedies under the Notes and the Security Documents;

(iii)             as of the Payoff Date, the Collateral Agent and the Holders shall have no further obligation, duty or responsibility under the Notes or the Security Documents, except as expressly set forth in Section 3(c) below; and

(b)               effective upon the satisfaction of the conditions to the Payoff Date, the Collateral Agent, the Holders and each of their successors, assignees, officers, directors, members, affiliates, advisors, attorneys, agents and employees (the "Releasees") is released and discharged from any and all duties, liabilities, obligations, claims, demands, accounts and actions that it at any time had or has or that its successors and assigns hereafter may have against any Releasee that arise under the Notes or the Security Documents; and

(c)                effective upon the satisfaction of the conditions to the Payoff Date, with respect to each and every claim released hereunder, the benefit of each other similar provision of applicable federal or state law (including, without limitation, the laws of the State of New York), if any, pertaining to general releases is waived after having been advised by their legal counsel with respect thereto.

3.                  Effective upon satisfaction of the conditions to the Payoff Date, the Collateral Agent and Holders agree:

(a)                that all of the security interests in and liens of the Collateral Agent and Holders on any and all properties and assets of the Company or any of its Subsidiaries whether personal, real or mixed, tangible or intangible (other than the Contingency Deposit (as defined on Annex I hereto)), granted by or arising under the Notes or the Security Documents shall be, without further action, released and discharged;

(b)               that the Company may prepare and file (on its behalf and on behalf of its Subsidiaries, as applicable) such UCC termination statements as the Company may reasonably deem necessary or desirable in connection with the termination of the security interests and liens set forth in paragraph (a) above, without the signature of the Collateral Agent or the Holders, to the extent permitted by law, in each case without recourse to the Collateral Agent or the Holders, without any representation or warranty of any kind, express or implied, and at the sole cost and expense of the Loan Parties;

(c)                at the reasonable request of the Company (such request to be reasonable in all respects, including, without limitation, with respect to the form and substance of such additional instruments or writings), to execute such additional instruments and other writings, and take such other action, as the Company may reasonably request to effect or evidence the satisfaction of the Obligations, the termination of the effectiveness of the Notes, the Security Documents or any instruments executed pursuant thereto (other than those provisions that by their terms survive such termination), or the release of any liens or security interests in favor of the Collateral Agent or Holders described in paragraph (a) above or that now or hereafter arise under the Notes or the Security Documents, but, in each case, without recourse to the Collateral Agent or the Holders and without any representation or warranty of any kind, express or implied, and at the sole cost and expense of the Company; and

(d)               Holders and Collateral Agent will, as promptly as practicable upon the satisfaction of the conditions to the Payoff Date, return to the Company the originals of the Notes and any and all guaranties previously delivered to Holders or Collateral Agent by the Company or its Subsidiaries in connection with the Notes, duly marked “paid in full” or “cancelled” (or with written authorizations to so mark such documents after the Payoff Date actually occurs) as may be appropriate.

4.                  The Company shall pay on demand all of the reasonable fees, out-of-pocket costs and expenses incurred by the Collateral Agent (including, without limitation, the reasonable fees, costs and expenses of counsel to the Collateral Agent and the Holders) in connection with the preparation, execution, delivery and performance of this letter agreement, the documents and instruments referred to in Section 3(c) hereof and such other documents in connection with the termination and repayment of the Obligations.

5.                  Notwithstanding anything to the contrary contained herein, nothing in this letter agreement shall terminate or otherwise impair any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in any of the Transaction Documents, including, without limitation, the indemnification and expense reimbursement provisions of the Securities Purchase Agreement, except as expressly provided herein.

6.                  If any payment or transfer (or any portion thereof) to the Collateral Agent, any Holder or any of their respective participants shall be subsequently invalidated, declared to be fraudulent or a fraudulent conveyance or preferential, avoided, rescinded, set aside or otherwise required to be returned or repaid, whether in bankruptcy, reorganization, insolvency or similar proceedings involving the Company or otherwise, then such payment or transfer shall immediately be reinstated, without need for any action by any Person, and shall be enforceable against the Company and their successors and assigns as if such payment had never been made (in which case this letter agreement shall in no way impair the claims of the Collateral Agent, the Holders and their respective participants with respect to such payment or transfer).

7.                  The Company confirm its agreement to the terms and provisions of this letter agreement by returning to the Collateral Agent a signed counterpart of this letter agreement. This letter agreement may be amended, modified or waived only in a writing signed by each of the parties hereto. This letter agreement may be executed by each party hereto on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one agreement. Delivery of an executed counterpart by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

8.                  This letter agreement shall be binding on and shall inure solely to the benefit of the Collateral Agent, the Holders, the Company, its Subsidiaries, which are intended third party beneficiaries hereof, and their respective successors and assigns, and no other Person shall have any rights herein as a third party beneficiary or otherwise.

9.                  If the Payoff Date does not occur on or before 5:00 pm (New York City time) on December 14, 2012, this letter agreement shall automatically terminate and shall have no further force or effect.

[Remainder of Page Intentionally Left Blank]

10.              This letter agreement shall be governed by and construed in accordance with the law of the State of New York. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY.

Very truly yours,

EREF-TELA, LLC, in its capacity as a Holder

By:	/s/ Martin M. Hale
	Name:	Martin M. Hale, Jr.
	Title:	Managing Member

EHCP-TELA, LLC, in its capacity as a Holder and the Collateral Agent

By:	/s/ Martin M. Hale
	Name:	Martin M. Hale, Jr.
	Title:	Managing Member

CBG-TELA, LLC, in its capacity as a Holder

By:	/s/ Martin M. Hale
	Name:	Martin M. Hale, Jr.
	Title:	Managing Member

[Signature page to Payoff Letter, (page 1 of 2)]

AGREED TO AND ACCEPTED
ON THIS ___ DAY OF _____ 2012:

COMPANY:

TELANETIX, INC.

By:	/s/ Paul C. Bogonis
	Name:	Paul C. Bogonis
	Title:	CFO

[Signature page to Payoff Letter, (page 2 of 2)]